UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2014

Axesstel, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (858) 625-2100

_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2014 we appointed Dr. Kenneth Yu Keung Yum to our board of directors. Under the terms of the Securities Purchase Agreement dated September 24, 2014 with the stockholders of Flexcomm Limited, we agreed that for so long as the Flexcomm stockholders beneficially own an aggregate of 20% or more of our outstanding common stock they can nominate two members to our Board of Directors. Dr. Yu is the Flexcomm stockholders’ second designee to our Board of Directors.

Dr. Yu is an “independent” under the criteria established by the Nasdaq Capital Market stock exchange for independent board members. Concurrently with his appointment to our Board of Directors, Dr. Yu was appointed to serve as a member of the audit committee, compensation committee, and nominating and governance committee of our Board of Directors. Dr. Yu has been appointed to serve as the chairman of the nominating and governance committee.

Dr. Yu brings over 33 years of experience in technology, product design and management. He spent 16 years with Lattice Semiconductor Corp. during which he started and managed a subsidiary company in Shanghai, China. An expert in all facets of semiconductor equipment and technologies, Dr. Yu has done memory and ASIC designs and is familiar with applications ranging from programmable logic devices, processors, telephony integrated circuits to charge coupled device imagers. He is the co-author of 25 technical articles and owner of 8 patents. Dr. Yu serves on the Board of Directors of Advanced Systems Automation Limited (SGX:ASDA.SI), a publicly-traded provider of automated semiconductor backend process equipment and precision engineering manufacturing services, and Dragon Group International Limited (SGX:DRGN.SI), a publicly-traded investment holding company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2014	Axesstel, Inc.
By: /s/ Patrick Gray Name: Patrick Gray Title: Chief Executive Officer

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